                                                                   Exhibit 10.14

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


                              DISTRIBUTOR AGREEMENT

      This Distributor Agreement (the "Agreement") is made by and between Dragon Systems, Inc., a ___________ corporation ("Supplier") and Merisel Americas, Inc., a Delaware corporation ("Distributor"). Supplier and Distributor hereby agree as follows:

      1. Distribution Rights. Supplier grants to Distributor the non-exclusive right and license to distribute Supplier's Products to Distributor's customers in the U.S. and Canada; provided, that Distributor may at any time during the term of this Agreement assign its rights and obligations under this Agreement to one or more of Merisel, Inc., or any of Merisel, Inc.'s majority owned direct or indirect subsidiaries or affiliates (individually, a "Subsidiary") with respect to the U.S. and Canada, and each Subsidiary shall thereafter have the rights and obligations of Distributor hereunder with respect to the territory assigned to it as if such Subsidiary had entered into this Agreement directly with Supplier. "Products" shall include all of Supplier's products set forth on Exhibit A hereto and any other products manufactured or marketed by Supplier for distribution, during the term of this Agreement and intended for sale by resellers. Supplier has provided Distributor a list of all other distributors purchasing Products from Supplier as of the date hereof, and Supplier shall give Distributor reasonable prior written notice of the appointment of any other distributor of any of its Products during the term of this Agreement.

      2.    Price and Payment Terms.

            2.1 Retail Price and Discount. The purchase price payable for any Product ordered by Distributor shall be equal to Supplier's published suggested retail price for the Product less a discount of _________ %. Suggested retail prices, Distributor and Reseller discount amounts and purchase prices for the Products are set forth on Exhibit A. In the event Supplier wishes to change the suggested retail price of any Product, Supplier shall give Distributor at least thirty (30) days' prior written notice of the change, specifying the new suggested retail price, discount amount (determined using the above discount percentage) and purchase price payable by Distributor. In the event any new Product is manufactured or marketed by Supplier for distribution during the term of the Agreement, Supplier shall notify Distributor in writing of the suggested retail price, discount amount (determined using the above discount percentage) and purchase price payable by Distributor.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


            2.2 Price Protection.

            (a) If the purchase price of any Product is increased, Supplier shall honor any Distributor purchase orders placed prior to the effective date of the increase at the price in effect immediately prior to the time the increase is announced.

            (b) If the purchase price of any Product is decreased, Supplier shall grant Distributor a credit in the amount of the price decrease for each unit of the Product that is or has been (i) on order or in transit to Distributor on the effective date of the price decrease, (ii) in Distributor's inventory on the effective date of the decrease, and (iii) in Distributor's customers inventory on the effective date of the decrease. In order to receive any credits hereunder, Distributor shall provide Supplier with a report or reports specifying the number of units for which credits are requested, and Supplier shall grant such credits within thirty (30) days after receipt of any such report. In the event no amounts are due to Supplier at such time, Distributor shall mutually agree upon a method of payment for such credit amount, which may include but shall not be limited to cash payment, in accordance with Section 2.7 of this Agreement. Should Supplier have reasonable, valid cause to question or contest any credit requested under this Section 2.2, Supplier shall contest such amount or pose such question within thirty (30) days following Supplier's receipt of Distributor's report(s) as described hereinabove or Supplier shall waive its rights to contest or question such credits and shall remit such credit amounts to Distributor as described in this Section 2.2.

            (c) Section 2.2(b) shall apply to all Subsidiaries that have the rights of Distributor hereunder, provided that for such Subsidiaries (and also for Merisel Americas, Inc. to the extent Product is held in inventory in North America outside of the United States or ordered from a location in North America outside of the United States) the applicable credit shall be indexed to the local currency rate in effect on the date of the price decrease, for the territory or country in which such inventory of affected Product(s) is located. In no event shall the credit granted for such price decrease under this section exceed the aggregate purchase price paid in U.S. dollars for the products which are subject to the price decrease.

            2.3 Payment Terms. Payments to Supplier with respect to all Products received by Distributor shall be due and payable within sixty (60) days after Distributor's receipt of the Products set forth on Exhibit A hereto; except for Distributor's Initial Stocking Order ("ISO"), which shall be due and payable within ninety (90) days after Distributor's receipt of the Products set forth on the ISO. All payments shall be subject to (i) [**] of the date of receipt of Products and (ii) a [**] if payment is made prior to the receipt of the order.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


            2.4 Rebates. Set forth on Exhibit A are Quarterly Sales Goals agreed upon by Distributor and Supplier for the first four fiscal quarters of Distributor during the term of this Agreement (with a prorated goal being included in the event this Agreement commences on a date other than the start of a fiscal quarter of Distributor). In the event Distributor achieves the Quarterly Sales Goal in any quarter (as they may be adjusted from time to time pursuant to Exhibit A), Supplier shall pay Distributor a rebate in the amount determined pursuant to Exhibit A within thirty (30) days after receipt of a sales report from Distributor setting forth its sales results. For quarters after the first four quarters, Supplier and Distributor shall agree on mutually acceptable Quarterly Sales Goals as provided in Exhibit A.

            2.5 [**]. Supplier agrees that [**] shall not at any time [**] and other terms and conditions of sale for the Products [**].

            2.6 Recoupment.

            (a) Distributor shall have the right of recoupment with respect to all amounts owed to it by Supplier under this Agreement. Any amounts payable to Distributor under this Agreement for any reason (including, without limitation, for price protection, product returns, or marketing funds) shall first be applied as a credit by Distributor and shall reduce any uncontested amounts owed by Distributor to Supplier. In the event that Distributor maintains a credit balance with Supplier after application of credits, Supplier shall, upon Distributor's request, promptly pay Distributor the amount of the remaining credit balance via an instrument acceptable to Distributor (which may include, but shall not be limited to, in Distributor's sole option, by cash, company check, cashier's check, or wire transfer).

            (b) Distributor shall have the right of recoupment with respect to any amounts owed by it to Supplier. Any amounts owed to Supplier by Distributor under this Agreement for any reason (including, without limitation, for the purchase of products) shall first be reduced by any amounts owed to Distributor by Supplier. In the event that Distributor maintains a debit balance with Supplier after such reduction (including the application of credits), Distributor shall have the right, in its sole option, to either: (i) return Products in Distributor's inventory to Supplier for credit in the amount of the purchase price paid for such Products, less any credits previously issued to Distributor under Section 2.2 hereof, which credit shall be applied to the amounts owed by Distributor to Supplier; or (ii) pay Supplier the amount owed by Distributor to Supplier. Irrespective of which option Distributor selects, Distributor shall retain all future rights to return Product as set forth in this Agreement.

      3.    Orders and Shipping.

            3.1 Order Placement. Distributor shall place orders for Products with Supplier in writing. Supplier shall use reasonable efforts to deliver Products to Distributor within five (5) days of the delivery date set forth in Distributor's order, or, if no delivery date is specified on Distributor's order, within ten (10) days of Supplier's receipt of Distributor's order. Distributor shall have no obligation to order any minimum quantity of Products.

            3.2 Allocation. In the event of any shortage of Products, upon order by Distributor Supplier shall ship to Distributor at least as many units of Product as Supplier ships to any other similar customer. In the event any Product is subject to limited availability at any time and Distributor has placed orders for such Product, either prior to the date such Product becomes subject to limited availability, or during such time as such Product is subject to limited availability, Supplier agrees to contact Distributor prior to shipping any order for such Product, and Distributor shall have the right, in its sole option and without liability, to cancel any existing order for such Product(s).

            3.3 Title and Risk of Loss. Products shall be shipped F.O.B. to the Distributor warehouse specified in the order. Any freight costs for Products shipped to Distributor shall be paid by Supplier.

            3.4 Incorrect or Erroneous Shipment. In the event the Product(s) shipped to Distributor does not conform to the Product description for such Product set forth on the applicable purchase order for such Product(s), Distributor shall contact Supplier, and Supplier shall ship the correct Product(s) to Distributor within two (2) business days of Distributor's notification of such misshipment to Supplier at no additional cost to Distributor. Distributor shall obtain a Return Material Authorization number, as is set forth in Section 5.4 of this Agreement, for any such Product and shall return any misshipped Product to Supplier, via freight collect, for credit in the amount paid by Distributor for such Product.

            3.5 Disclaimer of Standard Terms. All terms, conditions, or provisions which may appear as pre-printed language or otherwise be inserted within any order, order confirmation or invoice for any Products shall be of no force and effect notwithstanding the execution or delivery of such other document subsequent to the date of this Agreement.

            3.6 Bar Coding. Supplier shall mark each Product sold to Distributor with the appropriate UPC bar code: The preferred bar codes are Version A barcode, or Code 39 with FACT Data Identifiers barcode. In the event Supplier utilizes any other UPC standard bar code, Supplier shall submit a sample of such bar code to Distributor, prior to the execution of this Agreement, to verify compatibility with Distributor's bar

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


code recognition systems. Distributor reserves the right, in its sole discretion and without penalty or liability to Distributor, to (i) refuse any shipment of Product(s) which are not so marked; and (ii) elect not to set up any Product in its systems which is not marked with a UPC standard bar code compatible with Distributor's bar code recognition systems.

      4. Defective Products. Supplier shall accept the return of any Product alleged by Distributor or its customers to be defective and shall grant to Distributor a credit for any Products to be returned in the amount of the purchase price charged to Distributor therefor, less any applicable credits pursuant to Section 2.2 hereof which have been previously paid to Distributor. Supplier agrees to issue Distributor a blanket Return Authorization for all Products which are returned to Distributor, by its customers, as defective. Supplier also shall pay all freight charges for shipments of such Products to Supplier by Distributor.

      5.    Inventory Maintenance.

            5.1 Stock Balancing Rights. At any time or from time to time after the date of execution of this Agreement, Distributor may stock balance Products which are in their original packaging to Supplier [**].

            5.2 Acceptable Level Return Rights. In addition to the Stock Balancing Rights set forth hereinabove, in the event [**] at any time during the term of this Agreement, Distributor may [**].

            5.3 Discontinued Products.

            (a) In the event Supplier shall discontinue any Product or declare any Product to be obsolete, Supplier shall notify Distributor thirty (30) days in advance of such discontinuation or declaration of obsolescence. Distributor shall have the right to return all units of such Product then in Distributor's Inventory to Supplier, for credit for a period of [**] days following the effective date of discontinuation.

            (b) In the event Supplier offers to Distributor, or any other similar purchaser, new Products which are of equivalent and/or superior fit, form and function to a similar Product, and such new Product negatively affects Distributor's ability to sell such similar Product(s) then in Distributor's inventory, Distributor shall have the right to declare its inventory of such similar Product(s) functionally discontinued, shall so

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


notify Supplier, and shall return the affected inventory of such functionally discontinued Product(s) for credit for a period of [**] days following the date of functional discontinuation.

            (c) The return rights set forth in this Section 5.3 are in addition to any return rights described under Sections 5.1 and 5.2 of this Agreement.

            5.4 Return Procedures. Supplier agrees to issue Distributor a blanket Return Authorization for all Products which are returned to Supplier by Distributor; or, at Distributor's sole option, Supplier shall issue a Return Material Authorization ("RMA") number for any Products Distributor requests to return within [**] business days following the date Distributor requests such RMA; (provided, however, that in the event such RMA is not issued within such [**] day period, Distributor shall have the right to return any units of the Product(s) to Supplier without an RMA, and Supplier shall be obligated to accept such return). All Products returned pursuant to this Section 5 shall be unopened and in their original packaging. The amount of the credit for any returned Products shall be equal to the original purchase price charged to Distributor less any credits pursuant to Section 2.2 hereof which have been previously paid to Distributor. Distributor shall bear all freight costs associated with returns of Product to Supplier by Distributor under Section 5.1 and 5.2. Supplier shall bear all freight costs associated with returns of Product to Supplier by Distributor under Section 5.3.

      6.    Product Information Obligations and D.A.T.A. Bank Program.

            6.1 Product Set Up, Descriptions and Technical Support Requirements. Supplier shall provide Distributor's Product Information Center with the materials set forth on Exhibit B hereto. Distributor may, from time to time, change the requirements set forth in Exhibit B, and Supplier in its discretion may continue to provide such new materials. Supplier shall be solely responsible for the factual accuracy and completeness of any information or materials provided to Distributor. Distributor reserves the right to delay set up in Distributor's systems of any Product for which this information is not provided.

            6.2 Product Physical Information. Supplier agrees to provide Distributor with the per-unit weight of each Product (such weight to include packaging) to be distributed by Distributor, and the cube dimension of each unit of Product, each Master Carton (if any) for each Product, and each pallet. Distributor reserves the right to delay set up in Distributor's systems of any Product for which this information is not provided.

            6.3 New Products. Supplier agrees to provide Distributor with the material described in Section 6.1 and Exhibit B hereof for all updates and revisions of each Product and for each new Product made available for distribution by Supplier during the term of this Agreement, and shall provide Distributor with thirty (30) days prior notice or at least as much notice given to any other similar purchaser of any such update, revision or new Product.

            6.4 Product Changes. Supplier shall give Distributor thirty (30) days notice, or at least as much notice as is given to any other similar purchaser for any changes in Product packaging, documentation or major version changes.

            6.5 Information, Products and Services.

            (a) Distributor, from time to time, may design, develop and operate a variety of materials, product catalogues, product set up forms, sales support and marketing services in connection with its wholesale computer products distribution business, including, without limitation, maintaining an electronic library containing computer hardware, software, peripheral and accessory product descriptions, creating custom product descriptions upon the request of its customers, publishing a computer reseller price book, creating and publishing advertisements for computer products; operating direct mail promotions, publishing catalogues; operating sales events and promotions and training sessions; operating an on-line order entry and information service (collectively, the "Information Products"). Distributor's Information Products may also permit Supplier to communicate directly with resellers through on-line message boards and other technology.

            (b) From time to time Supplier may provide information to Distributor for inclusion in the Information Products. Distributor may, in its sole discretion, with prior written approval from Supplier, charge a fee to the Supplier as a condition precedent for the inclusion of Supplier's information in an Information Product.

            (c) Distributor, in its sole discretion, may publish the Information Products through any available medium, including, without, limitation, through on-line computer networks, print media, CD ROM, diskette, facsimile, cable or satellite transmission. The type, amount and usage of the Information Products shall be as determined by Distributor from time to time, in its sole discretion. Distributor, in its sole discretion, may elect to charge the recipient of the Information Products (the "Customer") for receipt of the Information Products and the pricing charged by Distributor may include a profit for Distributor. Distributor reserves the right to modify or terminate any Information Product at any time, without notice or liability to Supplier, unless Supplier has paid for inclusion in which case Distributor will notify Supplier and provide a refund for service paid for but not provided.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


            (d) The information that is contained in the Information Products come from the following sources:

                  (i) Distributor created or generated information, including materials created by Distributor, that may or may not embody product information provided by the Supplier; and

                  (ii) Supplier provided "Spec Sheets", photographs and Supplier trademarks, tradenames and logos (collectively, the "Supplier Information"). "Distributor Information" means all intellectual property and information that is contained in the Information Products, except the Supplier Information.

            (e) Distributor shall have the ownership rights for all Distributor Information. Supplier grants Distributor a nonexclusive worldwide right and license to republish and distribute the Supplier Information and to include the Supplier Information in any Information Product that Distributor may produce from time to time. Supplier warrants to Distributor that it has all rights to grant such a license in the Supplier Information.

            (f) Supplier shall be solely responsible for the factual accuracy and completeness of any information provided to Distributor for use in any Information Product.

            6.6 D.A.T.A. Bank Program. At Supplier's sole discretion, Supplier may participate in Distributor's D.A.T.A. Bank Program, in such countries where Distributor offers such a Program, a copy of which is attached to this Agreement as Exhibit C and which may subsequently be amended or discontinued by Distributor from time to time. Supplier's participation in the D.A.T.A. Bank Program during each subsequent year shall be automatically renewed unless Supplier gives written notice to Distributor, in accordance with the terms set forth in Exhibit C, at least thirty (30) days prior to the expiration of the first or any subsequent Program year during the term of this Agreement. Distributor shall render an invoice each calendar quarter to Supplier for the participation fees payable by Supplier in connection with the D.A.T.A. Bank Program during the preceding quarter. Invoices rendered hereunder shall be paid by Supplier within thirty (30) days after receipt or, at Distributor's option, Distributor may deduct such amounts from any amounts due Supplier hereunder.

      7.    Marketing, and Shelf Space Acquisition Fee.

            7.1 Programs and Development Funds. Supplier shall provide Distributor with marketing development funds equal to [**] of Distributor's gross

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          Confidential Materials omitted and filed separately with the
         Securities and Exchange Commission. Asterisks denote omissions.


purchases of Products. Such funds shall be used in connection with marketing programs to be mutually agreed upon by Supplier and Distributor. Supplier shall also provide Distributor with Product launch funds of at least [**] to be utilized by Distributor to conduct initial marketing activities in connection with the commencement of Distributor's relationship with Supplier, such funds to be expended in accordance with a launch plan to be mutually agreed upon by Supplier and Distributor. Distributor shall invoice Supplier for all marketing development and launch funds due Distributor hereunder, and such invoices shall be due and payable within [**] days after receipt or, at Distributor's option, Distributor may deduct such amounts from amounts due Supplier.

            7.2 Shelf-Space Acquisition Fees. To defray the costs incurred by Distributor associated with the initial warehousing start-up expenses of the Product(s), Supplier shall provide Distributor with a nonrecurring Shelf-Space Acquisition Fee in the amount of [**]. Supplier agrees to remit, to Distributor prior to the set up of any Supplier Product in Distributor's systems, the Shelf-Space Acquisition Fee via an instrument acceptable to Distributor (which may include, but shall not be limited to, in Distributor's sole option, by cash, company check, cashier's check, or wire transfer).

            7.3 News Releases. No news releases, including photographs, films or videos, public announcements, Product or company endorsements by Distributor or confirmation of all, or any part of, the subject matter of this Agreement shall be made public without the prior written consent of Distributor.

      8.    Product Agreements and Indemnification.

            8.1 No Violations. Supplier represents and warrants that the purchase of Products by Distributor and subsequent sale to its customers, as contemplated by this Agreement throughout the United States, Canada and Mexico, and, to the best knowledge of Supplier, the sale of each Product in any other foreign country, violates no foreign, federal state or local law or regulation or any agreement between Supplier and any other person or entity.

            8.2 Title and Infringement. Supplier represents and warrants that
(a) it owns all rights, title and interest in and to the Products necessary to enter into and perform its obligations to Distributor hereunder, and (b) not withstanding a current lawsuit against Supplier, to the best of Supplier's knowledge, no Product sold to Distributor during the term of this Agreement, nor the use of any such Product, nor anything in or contemplated by this Agreement, infringes upon the Intellectual Rights (as herein defined) of any other person or entity, and no suit or proceeding is pending or threatened alleging that any Product or the use thereof infringes upon any Intellectual

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


Rights. As used herein, the term "Intellectual Right" means any rights relating to any trademark, tradename, service mark, copyright, patent, trade secret or other proprietary right.

            8.3 Indemnification. Supplier agrees to hold Distributor harmless and indemnify, reimburse, and defend it upon request at its own cost from any proceedings related to any claim asserted against Distributor or its customers with respect to the Products, any information or materials provided by Supplier pursuant to this Agreement, or which otherwise arises out of its relationship with Distributor, (including without limitation any claim that any Product infringes the Intellectual Rights of another) and shall pay them for all amounts owed by them to third persons and expenses incurred by them in connection with any such claim or suit. Notwithstanding the above, Supplier shall not be responsible for indemnifying Distributor for claims resulting from (a) express warranties by Distributor in excess of those provided by Supplier; (b) gross negligence of Distributor; or (c) intentional misconduct by Distributor.

            8.4 Insurance. Supplier shall maintain, at its expense, a policy or policies of product liability insurance, with a broad form Vendor's Endorsement naming Distributor as an additional insured, providing coverage of not less than [**] combined single limit, and shall provide Distributor with a Certificate of Insurance (including broad form Vendor's Endorsement) reflecting such coverage. The Certificate shall provide for at least ten (10) days prior written notice of cancellation or substantial change.

            8.5 Buy American Act. In order to ascertain whether or not the Products meet the requirements of the "Buy American Act" and to ensure that the Products may be exported to Canada and Mexico in accordance with the terms of the North American Free Trade Agreement, Supplier shall set forth, on Exhibit A hereto, which Products, if any, are less than fifty-one percent (51 %) U.S. manufactured, and further shall complete the information set forth on Exhibit D hereto, the "Certificate of Origin" with respect to each Product made available to Distributor under this Agreement, such form to be completed on or prior to the date such Product is first made available for purchase hereunder. Further, a new copy of such form shall be provided to Distributor each year during the term of this Agreement, prior to the annual anniversary date of such Agreement. Supplier shall indemnify Distributor, hold it harmless and reimburse it for any and all expenses or costs incurred by Distributor in the event the information set forth by Supplier on the "Certificate of Origin" is incorrect or erroneous.

      9.    Term and Termination.

            9.1 Unless earlier terminated as provided herein, this Agreement shall have an initial term of one years from the last date either party executed this Agreement, and shall automatically renew for successive one year periods unless either party notifies the other party in writing of its election to terminate the Agreement at least sixty (60) days prior to the expiration of the initial term or any renewal term, as applicable.

            9.2 Either party may terminate this Agreement with or without cause, upon thirty (30) days prior written notice to the other party; provided that, in the event the terminating party notifies the other party that such other party has materially breached any provision of this Agreement, the party in breach shall have thirty (30) days after written notification detailing the breach is delivered by the non-breaching party to cure such breach. If such breach is not cured within this thirty (30) day period, the non-breaching party shall confirm its intention to terminate the Agreement in writing within five (5) business days, such termination to be effective immediately upon receipt, by the party in breach, of such written response.

            9.3 Upon expiration of this Agreement or termination by either party, Distributor may return to Supplier for credit any Products in its inventory or returned to it by its customers within the succeeding one hundred eighty (180) days under its stock balancing program. Distributor shall be credited for any Products so returned in an amount equal to the original purchase price thereof, less any credits pursuant to Section 2.2 hereof which have been previously paid to Distributor and shall be first applied to any uncontested amounts due Supplier. Any remaining balance shall be promptly paid to Distributor. Supplier shall bear all freight costs associated with returns of Product to Supplier by Distributor under this Section 9 if Supplier is terminating without cause or Distributor is terminating due to Supplier's material breach. Distributor will bear all freight costs associated with returns of Product to Supplier by Distributor under this Section 9 if Distributor is terminating without cause or Supplier is terminating due to Distributor's material breach.

      10.   General.

            10.1 Entire Agreement. This Agreement contains all the agreements, understanding, representations, conditions, warranties and covenants, and constitutes the sole and entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior communications or agreements, written or oral. This Agreement may not be released or modified except by the mutual written consent of both Distributor and Supplier as attested to by an instrument signed by an officer of each of them. If any provision of this Agreement is declared invalid or unenforceable the remaining provisions of this Agreement shall remain in full force and effect.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


            10.2 Independent Relationship. Nothing contained herein shall be deemed or construed as creating a joint venture or partnership between Distributor and Supplier. Neither Distributor nor Supplier is by virtue of this Agreement authorized as an agent or other representative of the other.

            10.3 Assignment. Except as expressly provided herein, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party; provided, that Distributor may assign its rights and obligations hereunder to one or more subsidiary or affiliate corporations without consent, but Distributor shall remain liable for all obligations hereunder. In the event either party denies consent to assignment of this Agreement, the other party shall have the right to terminate under Section 9.2.

            10.4 Waiver or Delay. Any waiver of any provision of this Agreement, or a delay by either party in the enforcement of any right hereunder, shall neither be construed as a continuing waiver, or create an expectation of non-enforcement, of that or any other provision of this Agreement, either in the present or in the future.

            10.5 Governing Law and Jurisdiction. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the of the state of the non-filing parties. Venue shall lie in the county and state of the non-filing party.

            10.6 Force Majeure. Neither party hereto shall be liable for the failure to perform any of its obligations under this Agreement if such failure is caused by the occurrence of any force majeure beyond the reasonable control of such party, including without limitation fire, flood, strikes and other industrial disturbances, failure of transport, accidents, wars, riots, insurrections or acts of God.

            10.7 Confidentiality. Distributor and Supplier shall hold in trust and confidence and shall not disclose for a period of [**] from the date of disclosure any information deemed "Confidential Information" by the disclosing party and identified as such at the time of disclosure. Information shall not be deemed "Confidential Information" for the purposes of this Agreement that (i) is already known to the non-disclosing party at the time of disclosure; (ii) is or becomes publicly known through no wrongful act of the non-disclosing party, including by public announcement by the disclosing party; (iii) is received from a third party without similar restrictions and without breach of this Agreement;
(iv) is independently developed by the non-disclosing party; or (v) is lawfully required to be disclosed by any governmental agency or otherwise required to be disclosed by law.


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
            10.8 Headings. The headings appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section or in any way affect such paragraph.

            10.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute a single instrument and agreement.

            10.10 Notices. Any notices under this Agreement shall be in writing addressed to both the President and Contract Administrator of such party at the address set forth below (or such other address as a party may notify the other party in accordance with these provisions), and shall be delivered by certified mail, return receipt requested or by an overnight delivery service of national standing.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth below.

MERISEL AMERICAS, INC.                  DRAGON SYSTEMS, INC.
200 Continental Blvd.                   Address: 320 Nevada St.
P.O. Box 984                            Newton, MA 02160
El Segundo, CA 90245-0984

By: /s/ James P. Faulkner               By: /s/ Janet M. Baker
    --------------------------              --------------------------

Name: JAMES FAULKNER                    Name: Janet M. Baker

Title: VICE PRESIDENT                   Title: President
       PRODUCT & INVENTORY
       MANAGEMENT

Date: 1/7/98                            Date: 29 Dec 1997

                                    EXHIBIT A


                                    PRODUCTS


                 SUGGESTED        DISTRIBUTOR     RESELLER         % U.S.
PRODUCT          LIST PRICE       DISCOUNT        DISCOUNT         MFCTD.
--------------------------------------------------------------------------------







                                     REBATE

            QUARTERLY SALES GOAL                REBATE PERCENTAGE




During all subsequent years of the Agreement, the Quarterly Sales Goals and Rebate Percentage for the year shall be as mutually agreed to by the parties hereto and shall be based upon Distributor's sales of the Products during the prior year. Any Quarterly Sales Goals shall, at Distributor's option, be amended following the end of any calendar quarter, if both parties mutually agree to such amendments.

                                    EXHIBIT B

          PRODUCT INFORMATION CENTER AND TECHNICAL SUPPORT REQUIREMENTS

1. A new Product Set Up Form must be fully completed for each Product, update, version change or new Product introduced by Supplier, which Supplier wishes Merisel to distribute. The Product Set Up Form shall be provided to Supplier by the Product Information Center.

2. Spec Sheets, Original Data Sheets and additional Supplier-provided reference materials must be completely legible. Materials which are not completely legible will be returned to Supplier and will not be used.

3. For each Product distributed by Distributor, Supplier is required to provide the following:

      3.1   Spec and Data Sheets.

            3.1.1 Three (3) original Spec or Data Sheets for the Product and any product information which is available on CD-ROM.

            3.1.2 If Supplier is new to Distributor, Supplier must send fifteen
                  (15) Product family, or company product offering, brochures to each of the persons listed below:

                  Director                      Director
                  Inside Sales, West Coast      Inside Sales, East Coast
                  Merisel, Inc.                 Merisel, Inc.
                  200 Continental Blvd.         293 Boston Post Road West
                  El Segundo, CA 90245          Marlboro, MA 01752

            3.1.3 Distributor part numbers must be affixed to three (3) of the
                  Spec Sheets referenced in Section 3.1.1. Distributor part numbers must also be affixed to the back sides of Product photographs or any sleeves containing transparencies.

            3.1.4 If a Spec Sheet refers to multiple Products, all relevant
                  Distributor part numbers must be listed on such Spec or Data Sheet.

            3.1.5 If a Distributor part number is not available for a Product,
                  Supplier should refer to its own part number.

      3.2   Logos and Photos.

            3.2.1 Two Supplier logos scanned at 2400 dpi resolution into EPS or
                  TIFF files. One of the EPS or TIFF files must contain a black-and-white logo and one of the EPS or TIFF files must contain a color logo.

            3.2.2 One (1) approximately 2" x 3" digitized color image of each product in high resolution CMYK TIFF format ready for output up to 2400 dpi. (Other formats such as native PhotoShop, EPS, etc. are also acceptable.)

                                       OR

Digitized images are preferred, but if they are not available please send: One
(1) color photograph of each product (in 35-mm slide, 2 1/4-inch or 4 X 5-inch transparency format). All photos must be marked with Merisel SKU number and/or Manufacturer's UPC code. Merisel SKU number and/or Manufacturer UPC code must also be affixed to the back side of product photos or any sleeves containing transparencies.

      3.3 EMPTY BOXES. Two (2) empty boxes for each of Supplier's software and/or accessory Product(s) distributed by Distributor.

      4.    SOFTWARE AND HARDWARE PRODUCT FOR EVALUATION TESTING.

            4.1 For all Products which Distributor has not previously distributed, including, but not limited to, new models or software updates which differ significantly from previous releases, Supplier shall provide fully-functional "Not-For-Resale" ("NFR") software or hardware units of the Product(s) for a ninety (90) day evaluation testing by Distributor's Technical Support department, as follows:

                  4.1.1 Evaluation/NFR units of Products shall be sent to
                        Distributor's Technical Support operations as follows:

                        National Manager, Tech Support    Tech Support Operations
                        Merisel, Inc.                     East Coast
                        200 Continental Blvd.             Merisel, Inc.
                        El Segundo, CA 90245              293 Boston Post Road West
                                                          Marlboro, MA 01752

                        2 Fully-functional copies of      1 Fully-functional copy of
                        1 unit of each Hardware           Software

                        Product

            4.2 Supplier must complete and FAX a "Product Tracking Form" to the Distributor Product Information Center when any unit of evaluation/NFR Product is shipped as set forth in Section 4.1 above. The Product Tracking Form is available from Distributor's on-line FAX-back service; Supplier may obtain the FAX number for such service from the Product Information Center.

                                    EXHIBIT C

                           D.A.T.A. BANK CORE PROGRAM


U.S. Program (U.S. dollars)
Supplier agrees to participate in the D.A.T.A. Bank Program under the following terms and conditions:

PARTICIPATION DETAILS

1. Initial program, period: Annual: August 1st - July 31st of each year (the "Program Period'). Participation starting after August 1st of any year will be prorated. Merisel will invoice Supplier every three months for the previous three months through July 31st of each year.

2. If Supplier wishes to discontinue participation in the D.A.T.A. Bank Program, Supplier must provide a minimum of thirty (30) days written termination notification before the end of the initial, or any subsequent, Program Period, to the Director of Marketing for Distributor's "'The Information Company" and Distributor's Contracts Administration Manager. If such notification is not received within such thirty (30) day period, Supplier's participation in the D.A.T.A. Bank Program will automatically renew for that year and each year thereafter unless Supplier provides such thirty (30) day minimum written notice of its intent to terminate its participation in the D.A.T.A. Bank Program prior to the end of any Program Period. Merisel has the right to cancel Supplier's program participation by providing a minimum, of thirty (30) days written cancellation notification to Supplier.

3. Supplier must participate in the D.A.T.A. Bank Core Program in order to participate in unique, targeted Add-on Marketing Opportunities (a separate contract will be provided for such Add-on Marketing Opportunities).

4. To ensure the D.A.T.A. Bank database remains current, reports will be provided to participating Suppliers listing an inventory of library items per SKU at least every two months.

5. Proof of performance will consist of one copy of SELline (one time only, updates on-line), one copy of each CD-ROM and a listing of SKUs in the Literature Fax-back System. By signing this agreement, Supplier waives all rights to further proof of performance.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


6. Suppliers are encouraged to promote their participation in D.A.T.A. Bank with the use of the SELline and D.A.T.A. Bank logos in their reseller communications.

7. Speed of upload of Supplier Information will depend on quality, volume and timeliness of information submitted to Merisel by Supplier.

PARTICIPATION REQUIREMENTS

Supplier must maintain current information in Merisel libraries at all times by providing the necessary coding and supporting materials through the ongoing product set-up process to take full advantage of D.A.T.A. Bank (e.g., Product Detail is driven by class codes submitted by Supplier during product set-up).

PARTICIPATION FEES

Participation In D.A.T.A. Bank consolidates the distribution of your information through Merisel's electronic media: SELline, Salesnet, CD-ROM, and Literature Fax-back System.

Annual fees (which include setup and maintenance) will be billed [**] and are based on current Merisel Price Book SKU count a of the date of billing ("baseline" SKU count) and up to 50MB of Library information storage space. If Supplier SKU count is significantly exceeded (defined as [**] baseline SKU count), Supplier will be required to upgrade to the next participation level. Add-on Marketing Opportunities are offered at additional fees.

Fees:

[**]


[The D.A.T.A. Bank Program replaces the current On-Line Literature Library
(OLLL). This agreement supersedes any prior agreement or terms for the OLLL program. By signing this agreement, Supplier authorizes Merisel to transfer funds remaining in the OLLL to D.A.T.A. Bank Program equivalents.]

                                    EXHIBIT D
                              CERTIFICATE OF ORIGIN


(Document Original To Be Attached)

                       MERISEL AND MERCHANDISING SOLUTIONS
                       MILITARY EXCHANGE PROGRAM AMENDMENT

This amendment (the "Amendment") is made as of by __________________________ and between Merisel Americas, Inc. ("Distributor") and Dragon Systems, Inc. ("Supplier") and constitutes an amendment to the Distributor Agreement between
Distributor and Supplier dated          (the "Agreement"). This Amendment is
applicable to Products purchased for resale to Military Exchange Customers of Merisel; purchases of Products by Distributor for resale to other customers shall remain governed by the Agreement without reference to this Amendment. To the extent this Amendment conflicts with the terms of the Agreement, the terms of this Amendment shall govern and shall replace and supersede the Agreement; to the extent this Amendment conflicts with, or adds to, the terms of any amendment executed prior to the date of execution below, the terms of this Amendment shall govern and shall replace and supersede the previously executed document; all other terms and conditions of the Agreement shall remain in full force and effect. In consideration of the representations, warranties, covenants and agreements set forth herein and intending to be mutually bound, the parties hereto agree as follows:

1. MILITARY EXCHANGES PROGRAM PARTICIPATION: Supplier agrees to participate in Distributor's Military Exchange Program. Such participation in the Program provides the following benefits:

-     Products(s) placed in approximately 225* military bases worldwide.

-     Products priced competitively.

- Product inventory is managed remotely (electronically) and through planned monthly in-store visits* which guarantees accurate inventory and exceptional reporting.

- Product presentations and POP placements are managed through monthly in-store visits*.

- Proof of performance reporting, including sales, turns, and returns is provided monthly.

-     No charge to Supplier for on-site destruction by detailing partner*.

      * Number may vary based on base openings and/or closings, and allowable Planogram (number of SKUs at each base location). Detailing is provided by Watt/Spohn Universal.

2. MILITARY EXCHANGES PARTICIPATION COSTS: To defray the costs of supporting the Military Exchange's contractual requirements for:

-     Best of class pricing

-     International freight

-     In-store inventory management

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


-     In-store detailing

all provided by Distributor and Merchandising Solutions; Distributor shall debit, monthly, from amounts owed to Supplier, an amount equal to [**] of the Cost Of Goods Sold (COGS), based on net sales.

3. EXCEPTION RETURNS. Returns from Military Exchange Customers are limited, by Distributor, to [**] of the Military Exchange Customer's net purchases made in the prior calendar quarter. In the event any Military Exchange Customer returns Product in excess of [**] of such Military Exchange Customer's purchases of Supplier's Product(s) made in the preceding calendar quarter, Supplier shall be charged an Exception Returns fee equal to [**] of the aggregate value of the Product returned which exceeds the [**] Military Exchange Customer returns allowance to offset the costs incurred by Distributor to handle each such exception return. In the event the parties mutually determine that a substantial return was the sole result of Distributor's actions, that return shall not count towards the percentages set forth above.

4. DESTRUCTION OF PRODUCT. At Supplier's option, Distributor shall arrange to have destroyed at an on-site location all Product that Distributor would otherwise have the right to return under the terms and conditions of the Agreement and/or of this Amendment. Distributor shall contact Supplier, on a case by case basis, to either arrange the return of such Product, or arrange the destruction of said Product, at Supplier's option. Product that is destroyed in accordance with the terms and conditions of this section shall not be subject to the Exception Returns fee outlined above in Section 3. Supplier shall be responsible for all costs of such on-site destruction of said Product, should a charge for such service in the future arise.

5. REPORTS AND PAYMENT OF CREDITS. Within fifteen (15) days after the end of each month, Distributor shall provide Supplier with a report detailing the number of units and aggregate Purchase Price of all Products shipped by Distributor to Military Exchange Customers of Merisel in such month and the amount of credit due Distributor under this Amendment. Distributor will deduct such amount from amounts due Supplier. In the event (i) no uncontested amounts are due Supplier by Distributor, or (ii) the amount of such uncontested amount due to Supplier is not equal to the amount of such credit, Supplier shall pay Distributor the full amount or remaining balance of such credit promptly upon written request by Distributor, in a manner that is acceptable to Distributor.

This Amendment shall not be binding upon either party hereto until it has been executed by a duly authorized officer of each party. This Amendment may not be released or modified except by the mutual written consent of both Distributor and Supplier as attested to by an instrument signed by an officer of each of them.

Except as modified herein, the terms and conditions of the existing Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed as of the day and year first above written.

MERISEL AMERICAS, INC.                  DRAGON SYSTEMS, INC.
200 Continental Blvd.                   Address: 320 Nevada Street
P.O. Box 984                            Newton, MA 02160
El Segundo, CA 90245-0984

By: /s/ James P. Faulkner               By: /s/ Janet M. Baker
    -----------------------------           -----------------------------
Name: JAMES FAULKNER                    Name: Janet M. Baker

Tide: VICE PRESIDENT                    Title: President
      PRODUCT & INVENTORY MANAGEMENT

Date: 1/7/98                            Date: Dec 29, 1997

                                 RETAIL DIVISION
                        DISTRIBUTION AGREEMENT AMENDMENT

This amendment (the "Amendment") is made as of          by and between Merisel
Americas, Inc. ("Distributor") and Dragon Systems, Inc., ("Supplier") and constitutes an amendment to the Distributor Agreement between Distributor and
Supplier dated             (the "Agreement"). This Amendment is applicable to
Products purchased for resale to Distributor's Retail Division Customers of Merisel's Retail Products Division; purchases of Products by Distributor for resale to other customers shall remain governed by the Agreement without reference to this Amendment. To the extent this Amendment conflicts with the terms of the Agreement, the term of this Amendment shall govern and shall replace and supersede the Agreement; all other terms and conditions of the Agreement shall remain in full force and effect. In consideration of the representations, warranties, covenants and agreements set forth herein (including the definitions set forth in Exhibit A hereto) and intending to be mutually-bound, the parties hereto agree as follows:

1.    Retail Division Programs.

      1.1 Administrative Services, Distributor agrees that it will distribute and license Products purchased under this Amendment only to Retail Division Customers. As used in this Amendment, "Retail Division Customer" shall mean any entity who purchases products from the Retail Products Division of Distributor for sale to end-users and for which Distributor provides one or more of the following services: monthly inventory forecasting models; monthly inventory audits to determine stock on hand and sell-through; dedicated customer support representatives for stock balancing, product version change rotation, refurbishment procedures and special return authorization requests; specialized financing options; dedicated accounts receivable management representatives and procedures; special operations support including customer-specific product labeling, unique carton markings and special freight handling procedures; and weekly telecopy reports detailing new product additions, product version changes, discontinued products, product price changes, and promotional opportunities.

      1.2 Mutual Funds Program. Supplier shall cooperate, with Distributor's Retail Products Division in the Mutual Funds Program for its Retail Division Customers. Mutual Funds provided to Distributor by Supplier for the Mutual Funds Program shall be passed through to the Retail Division Customer by Distributor. In addition, Supplier may, from time to time at its sole discretion, separately authorize Distributor to conduct advertising and other activities and may agree at that time to pay the costs from funds outside of the allowance granted in the preceding sentence. In the event Supplier elects to terminate the provision of funds under this Section 1.2, Supplier shall provide Merisel with not less than ninety (90) days prior written notice

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


of such termination, and such notice shall be sent in accordance with the Notice requirements set forth in the Agreement.

2.    Retail Division Fees and Rebate.

      2.1 Administrative Services Fee. To defray the cost of the Administrative Services set forth in Section 1.1 above provided by Distributor to Retail Division Customers, Supplier shall credit Distributor's account, in accordance with the procedures described in Section 6.1, with an amount equal to [**] of the aggregate Purchase Price of all Products shipped by Distributor to Retail Division Customers.

      2.2 Mutual Funds Cost. Supplier shall be responsible to pay as its share of the cost of the Mutual Funds Program an amount equal to [**] of the Retail Product Division's net cost of goods sold to those Customers listed on Exhibit
B. Exhibit B may be amended from time to time to reflect additional Retail Division Customers. If Supplier wishes to exclude any of the additional Retail Division Customers from the Mutual Funds Program, Supplier must promptly notify Distributor, in writing. Supplier shall credit Distributors account with the amounts contemplated under this Section 2.2, in accordance with the procedures described in Section 6.1.

      2.3 Automatic Rebate. In the event Distributor is able to secure the placement of any of the Products purchased hereunder with any Retail Division Customer listed on Exhibit C. Supplier shall provide Distributor with a one-time, non-recurring rebate of an additional [**] of the aggregate value of the initial stocking order placed by the Retail Division Customer with Distributor. Such rebate will be paid to Distributor by Supplier within thirty
(30) days after Distributor's placement of the initial stocking order for such new Retail Division Customer, in accordance with the procedures described in
Section 6.2.

3.    Product Changes and Price Protection.

      3.1 In the event that Supplier shall (a) sell any additional Product not set forth in the Agreement (b) introduce a new version or materially change the specifications or packaging of, or discontinue any Product, or (c) change the Suggested List Price of any Product, Supplier shall notify Distributor at least as quickly as Supplier notifies any other customer of Supplier. Such notice shall be sent via certified mail, Federal Express or other express mail service, to the Product and Inventory Management Department of Distributor.

      3.2 In the event that the Purchase Price of any Product is reduced through a reduction in the Suggested List Price of such Product or any other price or Discount

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


reduction is made by Supplier, on a temporary or permanent basis to any other distributor, Supplier will credit to Distributor an amount equal to the product of (a) the difference between the new Purchase Price and the former Purchase Price for such Product and (b) the number of units of such Product then in Distributor's Inventory or Distributor's Retail Division Customers' inventory, such credit to be paid as set forth in accordance with the procedure specified in Section 6.2 hereof. All orders in transit and unshipped orders already scheduled by Supplier for Product affected by such price reduction shall be automatically adjusted by Supplier to reflect such decrease. If the purchase price of any Product is increased, Supplier shall honor any Distributor purchase orders placed prior to the effective date of the increase at the price in effect immediately prior to the time the increase is announced.

4.    Product Returns: Stock Balancing, Discontinued Products, Exception
      Returns.

      4.1 Distributor may at any time or from time to time after the date hereof return to Supplier all Products from Inventory, including those Products returned by the Retail Division Customers during the term of the Agreement, upon written notice to Supplier. Within thirty (30) days of Supplier's receipt of such returned Products, Supplier shall credit Distributor with an amount equal to the Return Price of such Products, in accordance with the procedures described in Section 6.2. Distributor will bear the transportation costs to Supplier's U.S. location for all Products so returned.

      4.2 In the event Supplier discontinues any Product or declares any Product to be obsolete, or end-of-life, Distributor shall have the right to return all units of such Product then in its Inventory, including those Products returned by the Retail Division Customers during the term of the Agreement, for credit in the amount of the Return Price of such discontinued Product, such credit to be paid in accordance with the procedures described in Section 6.2. Supplier will bear the transportation costs to Supplier's U.S. location for all Products so returned.

      4.3 In the event the Retail Division Customer returns any Product to Distributor, based on the failure of such Product to sell at an acceptable level through the Retail Division Customer, Distributor shall have the right to return all units of such Product then in its Inventory, including those Products returned by the Retail Division Customers during the term of the Agreement, for credit in the amount of the Return Price of such Product. Such credit shall be paid in accordance with the procedures described in Section 6.2. Distributor will bear the transportation costs to Supplier's U.S. location for all Products so returned.

      4.4 Exception Returns: Returns from Retail Division Customers are limited, by Distributor, to [**] of the Retail Division Customer's net purchases made in

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


the prior calendar quarter. In the event any Retail Division Customer returns Product in excess of [**] of such Retail Division Customer's purchases of Supplier's Product(s) made in the preceding calendar quarter, Supplier shall be charged an Exception Returns fee equal to [**] of the aggregate value of the Product returned which exceeds the [**] Retail Division Customer returns allowance to offset the costs incurred by Distributor to handle each such exception return. In the event that the parties mutually determine that a substantial return was the sole result of Distributor's actions, that return shall not count towards the percentage set forth above.

5. Defective Products. Distributor may return any unit of Product which it or any Retail Division Customer finds to be defective in workmanship or material or damaged in shipment to Distributor for credit in the amount of the Return Price of such unit. Such credit shall be paid in accordance with the procedures described in Section 6.2. All transportation charges for Product so returned shall be borne by Supplier.

6.    Reports and Payment of Credits.

      6.1 Within fifteen (15) days after the end of each month, Distributor shall provide Supplier with a report detailing the number of units and aggregate Purchase Price of all Products shipped by Distributor to Retail Division Customers in such month and the amount of credit due Distributor under Sections
2.1 and 2.2 hereof with respect thereto. Within thirty (30) days of receipt of such report, Supplier shall credit Distributor's account for the aggregate credit set forth in such report. If such credit is not received within such thirty (30) day period, Distributor may, at Distributor's option, deduct such amount from amounts due Supplier. In the event (i) no uncontested amounts are due to Supplier by Distributor; or (ii) the amount of such uncontested amount due to Supplier is not equal to the amount of such credit, Supplier shall pay Distributor the full amount or remaining balance of such credit promptly upon written request by Distributor.

      6.2 Any credits due to Distributor, by Supplier, as specified in Sections 3.2, 4.1, 4.2, 4.3, 4.4 and 5 of this Amendment shall be paid to Distributor within thirty (30) days from the date of the return for which such credit is to be issued. Any such credit shall be applied to any uncontested, outstanding amounts due to Supplier by Distributor with respect to the Products. In the event (i) no uncontested amounts are due to Supplier by Distributor; or (ii) the amount of such uncontested amount due to Supplier is not equal to the amount of such credit, Supplier shall pay Distributor the full amount or remaining balance of such credit promptly upon written request by Distributor.

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.


7.    Other Term and Provisions.

      7.1 In the event of any shortage of newly launched Product(s), upon order by Distributor, Supplier shall ship to Distributor a pro rata share of available Product based on the percentage of Product previously purchased by Distributor in the prior two (2) calendar quarters in relation to other similarly situated distributors and aggregators

      7.2 Supplier shall mark each Product sold under this Amendment with the appropriate UPC Bar Code and shall, upon the request of Distributor, provide Distributor with all information regarding the UPC Barcode and its contents. Supplier shall indemnify Distributor, hold it harmless and reimburse it for any and all expenses or costs incurred by Distributor in the event such bar code, or bar code information, is incorrect or erroneous.

      7.3 In the event that the Agreement is terminated, Distributor shall have the right to return any or all Products of Supplier remaining in Distributor's inventory, its Retail Division Customers' inventory and/or returned to Distributor by its Retail Division Customers [**] under its dealer stock balancing program. Supplier shall repurchase such returned products at their Return Price.

      7.4 Execution. The Amendment shall not be binding upon either party hereto until it has been executed by a duly authorized officer of each party. This Amendment may not be released or modified except by the mutual written consent of both Distributor and Supplier as attested to by an instrument signed by an officer of each of them.

Except as modified herein, the terms and conditions of the existing Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is executed as of the day and year first above written.

MERISEL AMERICAS, INC.                  DRAGON SYSTEMS, INC.
200 Continental Blvd.                   320 Nevada Street
P.0. Box 984                            Newton, MA 02160
El Segundo, CA 90245-0984

By: /s/ James P. Faulkner               By: /s/ Janet M. Baker
    ---------------------------             ---------------------------
Name: JAMES FAULKNER                    Name: Janet Baker

Title: VICE PRESIDENT                   Title: President
       PRODUCT & INVENTORY MANAGMENT

                                    EXHIBIT A

                                   DEFINITIONS

For the purpose of this Agreement, the following terms shall have the meanings set forth below:

      1. "Discounts" shall mean the discount from the Suggested List Price of the Product used to determine the Purchase Price of such Product.

      2. "Distributor" shall mean any person or entity purchasing Products from Supplier for sale to Retailers.

      3. "Inventory" shall mean at any time all units of Product (a) in Merisel's inventory, (b) ordered by Merisel but not yet received by Merisel at such time, and/or (c) returned by Retail Division Customers to Merisel within one hundred eighty (180) days of such time.

      4. "Merisel" shall mean Merisel, Inc. and any parent, subsidiary or affiliated corporations it may have during the term hereof.

      5. "Products" shall mean all of the present and future personal computer and related products designated by Supplier for standard retail distribution in U.S. and Canada during the term of this Amendment and all improvements and variations thereof, including, without limitation, all foreign language versions for distribution in the U.S. and Canada.

      6. "Purchase Price" of any Product shall be as determined under the Agreement.

      7. "Retailer" shall mean any person who sells any Product to end-users in retail stores.

      8. "Return Price" for any unit of Product shall mean the amount originally billed Merisel for such unit less any rebates or amounts under Section 2 with respect to such unit actually paid or credited by Supplier to Merisel.

      9. "Reseller" shall mean any person or entity who resells any product.

      10. "Suggested List Price" of any Product shall mean the retail sales price of such Product as suggested by Supplier to retailers.

                                    EXHIBIT B

                           Mutual Funds Retailer List

2Connect                    Computer Emporium          Home Shopping
47th St. Photo              Computer Express           Network
Aafee                       Computer Express           Inc. Tri-City Sales, Inc.
ABM Group Corp.             Computer Hut               Information
Advanced Logic              Computer Images            Technologies, Inc.
Industries, Inc.            Computer Marketplace,      Infostar, Inc.
Advanced Micro              Inc.                       Intelicom, USA
Solutions                   Computer Network           J&R Computer World
American Appliance          Services                   Jade Systems
Anmar's                     Computer Network           Jonathan's Computer
Ann & Hope                  Systems Corp.              Centers
Apex Department Stores      Computer Paradise          K & K Laser Graphix
Atchley Appliance & TV      Computer SuperCenter       Kay-Bee Toy Stores
Atlantic N.E. Marketing,    Computer Systems of        Key America
Inc.                        Sumter                     KFBC, Inc.
AVR Enterprises, Inc.       Computer Town              L.O.S.
Barnes & Noble              Computerbanc               Corporation/Nationwide
Beat Street                 Computers Etc.             Laptop Superstores
BJ's Wholesale Club         Connect Computer Corp.     Learning Smith
Blumenthal's                Connecting Point           Lipman Computers
Boscov's Department         Computer Ctr.              Management Advisory
Store                       County TV & Appliance      Software
Brandsmart USA              CyberPlay                  McAuliffe, Inc.
Burdines                    Cybersmith                 McCartney's Computer
Caldor                      CyberWarehouse             Center
Capitol Computers, Inc.     Daily Business             Mega Port, Inc.
Central Data Computer       Products/ISG               Metro Business Systems
Ctrs                        Data Trend, Inc.           Micro Products
Chaney Computer             Datavision Computer        Micro-Computer Centre
Assoc., Inc.                Video                      Micro/Center
Chemung Computer            Electronics Boutique       MicroGallery, Inc.
Cherrytree Software         Friendship Computer        Microland
Circuit City Stores         Supplies                   MicroRetailing, Inc.
Clipper Technologies,       Future Computer Inc.       Moovies
Inc.                        H & H Service Store        More Computers
College & University        Hartney Enterprises Inc.   N.E. Microcomputer
Computers                   Heilig-Meyers              Solution
Comcity Inc.                HMV Record Stores          Nationwide Comp. &
Command Services            Holdren's                  Electronics
Compunet                    Home Depot                 Nationwide Computers
Computeam                   Home Entertainment Co.     Nationwide TV &
Computer Concepts Inc.                                 Appliance

NATM                        Technology Works, Inc.
Navy Exchange               The ASCII Group
Command                     The Computing Center
Nobody Beats the Wiz        The Consumer
Noodle Kidoodle             Expo/Event Mkt.
OEO, Inc.                   The Molway
Office Depot                Corp./Bitznbytes
Omnitech Computer,          The Shields Group, Inc.
Inc.                        TOPS Appliance City
P.C. Richard & Son          Toys R Us
Patterson-Erie Corp.        TransNet Corporation
PC Connection               UL&F Computers
PC Warehouse                Un-Plug it
PC's Complete               United CD-ROM
Percy's                     Univ. System & Service
Personal Computer           of Princeton
Store, Inc.                 Valens Information
QVC                         Systems, Inc.
RCS                         Voyles, Inc.
Roberds                     Well Informed
Sason Corporation           Computing
Shoreline Computers         West Coast
Inc.                        Entertainment
Simplex Computer            Whalley Computer
Centers                     Assoc., Inc.
Sixth Avenue Electronics    Wood Market, Ltd.
City                        Zany Brainy
Software City
Software City Computer
Center
Software City Computer
Center
Software City of Puerto
Rico
Spec's Music
Staples, Inc.
State Street Discount
Sunrise Computers
Syracuse Computer
Store, Inc.
System Plus Computers,
Inc.
Technical Challenge, Inc.
Technical Institute

                                    Exhibit C
                         Automatic Rebate Retailer List


Connect                         Learning Smith                  The Consumer Expo/Event Mkt.
Capitol Computers, Inc.         Metro Business Systems          TOPS Appliance City
Chaney Computer Assoc., Inc.    Micro-Computer Centre           Well Informed Computing
Cherrytree Software             MicroGallery, Inc.              Whalley Computer Assoc., InC.
Comcity Inc.                    MicroRetailing, Inc.
Command Services                More Computers
Compunet                        Nationwide Comp. & Electronics
Computeam                       Omnitech Computer, Inc.
Computer Concepts Inc.          PC. Connection
Computer Emporium               PC's Complete
Computer Express                Personal Computer Store, Inc.
Computer Express                Roberds
Computer Hut                    Sason Corporation
Computer Images                 Shoreline Computers Inc.
Computer Marketplace, Inc.      Simplex Computer Centers
Computer Network Services       Sixth Avenue Electronics City
Computer Network Systems Corp.  Software City
Computer SuperCenter            Software City Computer Center
Computer Systems of Sumter      Software City Computer Center
Computers Etc.                  Software City of Puerto Rico
Connect Computer Corp.          Syracuse Computer store, Inc.
Connecting Point Computer Ctr.  The Computing Center

DRAGON SYSTEMS, INC.
The Natural Speech Company                           320 NEVADA STREET
                                                     NEWTON, MASSACHUSETTS 02160

                                    AMENDMENT

March 10, 1998

Mr. James Faulkner
MERISEL AMERICAS, INC.
200 Continental Blvd.
P.O. Box 984
El Segundo, CA 90245-0984

Dear Mr. Faulkner:

      In light of the training and special use requirements of Dragon NaturallySpeaking,(TM) Deluxe Edition and other high-end products, we are now requiring Certification of all our Resellers who resell our Deluxe Edition. Distributors may not sell such product to any Reseller who does not have this Certification. Therefore, the following provision amends the January 7, 1998 Agreement between DRAGON and Merisel and is to be inserted as Paragraph 10.11 in the Agreement.

      10.11 "Reseller Certification. Commencing on March 1, 1998, DRAGON requires that all its Distributors use reasonable efforts to ensure that their resellers procure a Certification Number from DRAGON that allows the reseller to sell Dragon NaturallySpeaking(TM), Deluxe Edition and other high-end DRAGON products (generally, those products which retail for $500 or more). Resellers are specifically prohibited from selling these products without this Certification. Distributor may not sell such products without first ascertaining that the reseller has procured such Certification."

Please sign below indicating your acknowledgment and acceptance of this Amendment.

Sincerely,

/s/ S. Semenzato
------------------------------

Steve Semenzato
Director, North American Sales

ACKNOWLEDGED AND ACCEPTED
By: James P. Faulkner
    --------------------------
Signature: /s/ James P. Faulkner
Title: VP Product / Inventory Mgt
Date: 5/13/98

tel + 1 (617) 965-5200       fax + 1 (617) 527-0372        www.naturalspeech.com